                                                                   EXHIBIT 10.26


                         SEVERANCE AGREEMENT AND RELEASE

         This Severance Agreement and Release is entered into as a binding contract between Thomas A. Hudgins ("Employee") and BrightStar Information Technology Group, Inc. ("the Company"), as of the last date executed.

                              W I T N E S S E T H:

         WHEREAS, Employee and the Company (collectively, "the Parties") have been parties to an Executive Employment Agreement dated as of January 1, 1998 ("the Employment Agreement");

         WHEREAS, the Parties wish to make clear their positions and understandings and to provide additional understandings relating to the termination of Employee's employment under the Employment Agreement;

         NOW, THEREFORE, the Parties agree as follows:

         1. TERMINATION OF EMPLOYMENT. The parties hereto agree that Employee's employment under the Employment Agreement shall terminate effective November 20, 1998. Employee and the Company agree that the termination of employment shall be deemed "termination without cause" under Section 7(c) of the Employment Agreement, and shall not be deemed a termination with "cause" nor repudiation or renunciation of the employment agreement or a voluntary cessation of employment under Section 2 of the Stock Repurchase Agreement between Employee and the Company, dated April, 1998. The parties further agree that the rights and obligations of the parties shall continue as provided by such agreements except to the extent expressly amended or modified herein, and that Employee shall be entitled to the following compensation as a result of such termination:

                  1. As provided by Section 7(c) of the Employment Agreement, Employee will continue to receive base salary, consistent with the Company's normal payroll practices, through December 31, 2000.

                  2. Employee will be paid for any accrued, unused vacation time he may have on the date of termination.

                  3. The Company will continue to pay an automobile allowance of $1,000 per month to Employee, payable in a manner consistent with the Company's prior payment practices, with respect to each month through December 2000.

                  4. The Company will continue benefit coverages for Employee and his family for up to twelve (12) months after the date of termination, under the same limitations and conditions as provided in the Employment Agreement. These benefits will terminate upon the earlier of Employee's participation in other, similar plans, or 12 months following the date of termination (the "Benefits Period"). On or soon after the termination date, the Company will provide Employee with a COBRA election form for health coverage. Employee will complete the form and elect full continuation of benefits. The Company will pay the difference between the cost of COBRA coverage and Employee's regular employee contribution, if any, during the Benefits Period.

         2. STOCK OPTIONS. Under terms of that certain Incentive Stock Option Agreement between Employee and the Company dated as of April 16, 1998, Employee has been granted options (the "ISOs") to purchase 68,000 shares of the Company's common stock at an exercise price of $13.00 per share, under certain terms and conditions. The ISOs must be exercised by Employee within three months following termination of employment pursuant to the Employment Agreement. In consideration for the immediate termination of all of Employee's rights to the ISOs and all of Employee's rights under the Incentive Stock Option Agreement, and in consideration for Employee's full release, set forth below, of any and all claims relating to the Company and all related persons and entities, the Company will grant options (the "NQSOs") to purchase 68,000 shares of the Company's common stock pursuant to a Non-Qualified Stock Option Agreement in the form attached hereto as Exhibit "A". The NQSOs shall be exercisable, in whole or in part, at an exercise price of $13.00 per share at any time, and from time to time, during the period beginning upon expiration of the seven day period described in Section 11.c of this Agreement (provided that Employee has not elected to revoke this Agreement pursuant to such provision) until 5:00 p.m. Houston, Texas, time on March 31, 2001.

         3. EMPLOYEE'S NON-DISPARAGEMENT AGREEMENT. Employee agrees that he will not in any way disparage the Company or its affiliates, including their current or former officers, directors and employees, except as may be necessary to comply with a valid order, subpoena or law and after reasonable notice has been given to the Company that Employee is or may be come under a legal duty to make disparaging remarks, opinions or disclosures. To the extent permitted by law, Employee agrees to refer all inquiries concerning the Company or its Affiliates, including their current or former officers, directors and employees, to the Company.

         4. THE COMPANY'S NON-DISPARAGEMENT AGREEMENT. The Company agrees that it will not in any way disparage Employee, except as may be necessary to comply with a valid order, subpoena or law and after reasonable notice has been given to the Employee that the Company is or may be come under a legal duty to make disparaging remarks, opinions or disclosures. The Company agrees to respond to all inquiries concerning Employee, to the extent permitted by law, by confirming dates of employment and positions held and advising persons making such inquiry that it is Company policy not to comment further on the performance of any former employee.

         5. EMPLOYEE'S RELEASE OF CLAIMS. Except as otherwise expressly provided herein, Employee, on behalf of himself, and anyone who may now or later have the right to sue for or through him, his descendants, heirs, executors, administrators, and assigns, promises never to sue, and fully and forever releases and discharges the Company, its parents, subsidiaries, affiliates, successors and assigns, together with its and their past and present directors, officers, agents, attorneys, insurers, employees, stockholders, and any employee benefit plans established or maintained by any such entities, together with their fiduciaries and agents (collectively, the "Released Parties"), from any and all claims, demands, obligations, damages, or liabilities of any kind whatsoever, at law, in equity, or otherwise, whether now known or unknown, suspected or unsuspected, which Employee now owns or holds, or has ever owned or held, against the Released Parties.

                  1. The claims released include all claims arising out of or in any way connected with Employee's employment with the Company, Employee's termination from the Company, or any other contracts, transactions, occurrences, acts, or omissions, or any losses, damage, or injury whatsoever, known or unknown, suspected or unsuspected, resulting from any act or omission by or on the part of any of the Released Parties, committed or omitted prior to the date of this Agreement. Employee does not release any claims against any of the Released Parties which arise after he signs this Agreement.

                  2. The claims hereby released include, without limitation, claims under Title VII of the Civil Rights Act of 1964, 42 U.S.C. Section 2000e; the Civil Rights Act of 1866, 42 U.S.C. Section 1981; the Age Discrimination in Employment Act, 29 U.S.C. Sections 621 et seq.; the Americans With Disabilities Act, 42 U.S.C. Section 12101 et seq.; the Texas Commission on Human Rights Act, TEX. LABOR CODE Section 21.001 et seq.; any claim for severance pay, bonus, salary, sick leave, holiday pay, vacation pay, life insurance, health or medical insurance, or any other fringe benefit, compensation, or disability benefit; or any other federal, state or local statute, executive order, or regulation regarding employment or the termination of employment, or the common law of any state relating to torts, employment contracts, and employment terminations; before any state or federal court or administrative agency, civil rights agency, or any other forum.

                  3. This Agreement will not impair Employee's rights, if any, to continue health care benefits coverage under COBRA, 29 U.S.C. Sections 1161-68, or to any vested rights under any retirement plan maintained by the Company.

         6. THE COMPANY'S RELEASE OF CLAIMS. The Company, on behalf of all predecessors, successors, assignees, beneficiaries, subrogees, agents, representatives, employees, officers, directors, shareholders, partners, insurers, parents, subsidiaries, and affiliates, and all other persons, natural or otherwise, claiming by, under, or through the Company, releases and forever discharges Employee, his predecessors, successors, assignees, beneficiaries, executors, administrators, subrogees, agents, representatives, and all other persons, natural or otherwise, in privity with him, of and from any and all claims whatsoever, at common law, statutory, or otherwise; in contract, in tort, or otherwise; for any act or omission whether negligent, reckless, intentional, or malicious; for damages or compensation of any type, including attorney fees, court costs, expenses, or other costs that the Company might have or might claim to have, whether currently known or unknown.

         7. SURVIVAL: This Severance Agreement and Release shall survive the Death or Disability of Employee and all the rights and entitlements of Employee under the Severance Agreement and Release, the Employment Agreement and Non-Qualified Stock Option Agreement shall inure to the benefit of Employee's personal representatives, heirs, administrators and executors and shall be binding on the Company and its successors and assigns.

         8. ATTORNEYS FEES: The Parties agree that, if any action is brought by either Party to the Employment Agreement, this Agreement or the Non-Qualified Stock Option Agreement, all reasonable costs and expenses of suit (including attorneys fees) shall be awarded to the prevailing party.

         9. POST-EMPLOYMENT COVENANTS: Company agrees to waive Employee's post-employment covenants contained in Section 8(c) of the Employment Agreement with respect to any business which Employee represents, engages in or carries on in Harris County, Texas and contiguous counties. Employee may request in writing additional waivers of the post-employment covenants described in
Section 8 of the Employment Agreement. The Company agrees to respond to any such request within ten (10) working days of receipt and agrees that no such request will be unreasonably refused.

         10. INDEMNITY. The Parties acknowledge that Employee has served as Director, officer, agent, employee or representative of (a) the Company; (b) affiliates of the Company; and/or (c) the Company's current or predecessor affiliates, alliances, associations, ventures, enterprises, and/or pre-incorporation business in the course of his association and employment by and for the Company and predecessors ( the "Service") and that Employee may be subject to legal claims, suits or proceedings, whether civil, criminal, investigative or administrative, in connection with his performance of the Service. Notwithstanding anything herein to the contrary, the Company agrees to indemnify and hold harmless Employee against any and all claims, suits, actions, damages, liability, expenses (including attorneys fees and cost of litigation), costs, judgments, fines or amounts paid in settlement that are reasonably and actually incurred by employee in connection with any proceeding or investigation concerning any of Employee's Service. This indemnity shall extend to punitive damages only to the extent the Company has a current obligation to Employee to indemnify Employee for such damages, in which case the Company shall indemnify the Employee for such damages to the extent allowed by law. In all other respects, the Company shall indemnify the Employee to the fullest extend permitted by applicable law. The Company shall have the right to control the defense of any action to the extent of its indemnity obligation. Neither Company nor Employee will settle or compromise any claim on any basis or manner that would impose any liability, limitation, or restriction on the other without both parties' express written consent. On written request to the Company by the Employee, the Company shall advance to the Employee amounts of money sufficient to cover any expenses in advance of the final disposition of them and Employee's written certification, together with a copy of the statement paid or to be paid by the Employee, shall constitute satisfactory evidence, absent manifest error. This indemnity obligation shall not be deemed exclusive, or in limitation of, any indemnity rights to which Employee may be entitled under law, the Company's Certificate of Incorporation, By-laws, vote of the shareholders, determination of the Company's board of directors or otherwise.

         11. ACKNOWLEDGMENTS OF EMPLOYEE

                  1. Employee acknowledges that Company has advised him to consult with an attorney of his own choice before signing this Agreement.

                  2. Employee has acknowledges that he has been given up to twenty-one (21) days after he received this Agreement to sign it.

                  3. Employee understands that he has seven (7) days after he signs this Agreement during which he may revoke it. If Employee revokes this Agreement, it will not be effective, and Employee will not receive any of the payments or benefits described above. Employee understands and agrees that he will not receive any of these payments or benefits until after the seven days have passed.

         IN WITNESS WHEREOF, the Parties have caused this Severance Agreement and Release to be executed and delivered as of the last date executed.


Thomas A. Hudgins                  BrightStar Information Technology Group, Inc.



/s/ THOMAS A. HUDGINS               By: /s/ GEORGE M. SIEGEL
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Thomas A. Hudgins

Date: November 25, 1998            Date:
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